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                                                                       EXHIBIT 1

                                                                   [JACADA LOGO]


NEWS RELEASE


      JACADA ADDS WEB-TO-HOST EMULATION TECHNOLOGY BY ACQUIRING ANOTA LTD.



         ATLANTA - AUGUST 1, 2002 - Jacada Ltd. (Nasdaq: JCDA), the leading provider of legacy integration and extension solutions, has completed the acquisition of Anota Ltd., a privately-held Israeli developer and supplier of thin-client, Web-to-host, emulation software for desktop connectivity.

         According to Gideon Hollander, Jacada's CEO, "Anota's products enable organizations to easily make their business critical applications available over the Web in a matter of minutes, without installing any software on the host system or client machines. With this acquisition, Jacada has now expanded its product suite to include a fast, easy, and extremely affordable way for companies to achieve thin-client host access in addition to providing an inexpensive alternative to fat-client emulation products."

         The purchase price consists of $640,000 payable in Jacada common stock, the assumption of certain liabilities, and an earnout arrangement on the basis of future revenues. Under the terms of the agreement, Jacada will purchase key technology, intellectual property, and other assets of Anota Ltd.

         "By expanding our product suite, Jacada has taken another step toward becoming a one-stop shop for all things legacy," said Hollander. "Jacada is the leading vendor for legacy extension and integration. The addition of superb host emulation technology is part of Jacada's commitment to providing its customers with best-of-breed solutions that leverage their enormous investments in enterprise computing systems. We are constantly looking to expand our solution set, and the addition of Anota's software will offer both Jacada and Anota customers more options for their legacy system initiatives."

          "Anota's Web-to-host software solution complements Jacada's legacy extension and integration solutions," said Cheli Aflalo-Karpel, CEO of Anota. "Moreover, Jacada's well-established sales and marketing channels will bring the benefits of Anota's emulation products to a larger and more diverse customer base."

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         ABOUT JACADA LTD. - Jacada Ltd. is the leading provider of legacy integration and web-enablement solutions that address the need for extending and integrating legacy systems, automating enterprise workflow, and delivering a universal user interface for new and existing applications. Jacada solutions are in use today at major corporations and government organizations such as AIG, Bank of America, Caterpillar, Delta Air Lines, The Federal Reserve Bank, Porsche Cars North America, Prudential Insurance Company of America, and the US Department of Interior. Jacada operates globally with headquarters in Atlanta, Georgia; Herzliya, Israel; and London, England. Jacada can be reached at www.jacada.com or at 1-800-773-9574. Anota's website is located at www.anota.com.



This press release may contain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). When used in this report, the words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions or statements regarding future periods are intended to identify forward-looking statements. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events, which by their nature involve substantial risks and uncertainties beyond the Company's control. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made. The Company cannot assess the impact of or the extent to which any single factor or risk, or combination of them, may cause actual results to differ materially from those contained in any forward-looking statements. For a more complete discussion of risk factors, please see the Company's filings with the Securities and Exchange Commission, including its Registration Statement on Form F-1 filed on October 14, 1999 and its Annual Report on Form 20-F for the year ended December 31, 2000.



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Jacada Contact:
Ann Conrad
770-352-1310 ext 382
aconrad@jacada.com


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